Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports First Quarter 2015 Results

For Immediate Release

Thursday, May 14, 2015

Charlotte, N.C. --- Polymer Group, Inc. (“PGI” or the “Company”) reported results of operations for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights:

•	Volume Growth Continues to Increase as a Result of Acquisitions, Organic Improvements and Investments in Technology and Capacity

◦
Net sales increased $38.6 million, or 9.1%, to $461.2 million in the first quarter compared with $422.6 million in the first quarter of 2014. Providência contributed $78.4 million in incremental growth. Net sales decreased $38.2 million from the fourth quarter of 2014, primarily as a result of lower raw material costs and the associated pass through.

◦	Excluding acquisitions, volumes increased 1.2% compared to the prior year period. Volumes increased 2.3% excluding the exit from the roofing business in Europe.

◦
North America growth was driven by Fiberweb, higher spunmelt volumes, higher demand for hygiene products, technical specialties and productivity improvements. South America benefited from Providência, improved hygiene markets and a manufacturing line upgrade. Asia was predominately flat as volume decreases were offset by price and mix improvements. Europe saw increases in the hygiene markets. All segments, excluding Asia, were impacted by lower raw material costs and related pass through. After special charges of $6.0 million and a non-cash foreign currency expense of $43.9 million, net loss attributable to PGI was $39.6 million compared to $9.5 million a year ago and $30.7 million in the fourth quarter of 2014.

•	Global Transformation Initiatives Continue to Drive Higher Adjusted EBITDA Levels

◦	Adjusted EBITDA increased 51.2%, or $24.9 million, to $73.5 million compared with the prior year and 29.2%, or $16.6 million, compared to the fourth quarter of 2014.

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PGI Reports First Quarter 2015 Results

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The increases in both net sales and Adjusted EBITDA was driven by acquisition, growth in core markets, manufacturing efficiencies, global cost optimization, raw material cost management and focus on operational excellence.

Note: This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

PGI’s Chief Executive Officer, J. Joel Hackney Jr., stated, “The momentum in our business as a result of our global transformational initiatives continued in the first quarter.  Net sales grew 9% from a year ago in spite of currency headwinds and we achieved a record level of Adjusted EBITDA.  Our growth continues to be driven by our strategic acquisitions, strength in our core markets, investments in technology and capacity expansion, operational improvements and product portfolio expansion.  Lastly, in April, we completed the acquisition of the French hygiene producer Dounor, demonstrating the continued execution of our global growth strategy."

FIRST QUARTER 2015 RESULTS

As previously announced, the Company completed the acquisition of a 71.25% controlling interest in Providência on June 11, 2014 (the "Providência Acquisition Date"). The results of operations of Providência have been included in the Company's operating results since the Providência Acquisition Date.

For the three months ended March 31, 2015, volumes increased $78.4 million compared with the three months ended March 29, 2014. The primary driver of the increase related to our acquisition of Providência, which provided $73.6 million of incremental net sales during the current period. Excluding acquisitions, volumes increased $4.8 million as positive results in North America and South America offset slight reductions in Europe and Asia. Continued strong demand in the hygiene, wipes and technical specialties markets enabled North America to mitigate weather impacts in the construction markets and the closure of a manufacturing facility. Improvements in the hygiene markets and a recent manufacturing line upgrade helped provide $3.2 million of incremental volume growth in South America. The reduction in Europe reflected the consolidation our manufacturing facilities in Germany in connection with the exit of the European roofing business during 2014. In addition, strong hygiene markets mitigated lower volumes in the healthcare and industrial markets. In Asia, soft demand in the hygiene markets more than offset improvements in the healthcare markets.

For the three months ended March 31, 2015, net selling prices/product mix decreased $14.8 million compared with the three months ended March 29, 2014. The decrease, which was primarily driven by our passing through lower raw material costs associated with index-based selling agreements, primarily impacted North America, South America and Europe. In addition, product mix movements further contributed to the decrease in these regions. Combined, these factors had a $16.8 million impact on net sales. These amounts were partially offset by price and product mix improvements of $2.0 million in Asia. Foreign currency impacts due to the strengthening of the U.S. dollar negatively impacted sales by $25.0 million compared to the first quarter of 2014.

Gross profit for the three months ended March 31, 2015 was $105.4 million, a $30.9 million increase compared with the three months ended March 29, 2014. The primary driver of the increase related to the contributions from Providência, which represented an incremental $18.9 million for the period. In addition, improved spreads as a result of favorable raw material trends provided year-over-year

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PGI Reports First Quarter 2015 Results

improvements. Other factors that contributed to the increase in gross profit included reductions in both our labor and overhead component of cost of goods sold. Primary drivers include the benefits of cost reduction initiatives implemented during the prior year, manufacturing efficiencies as well as a reduction in depreciation and amortization. These amounts were partially offset by the consolidation of our manufacturing facilities in Germany in connection with the exit from the European roofing business during 2014 as well as unfavorable product mix movements. As a result, gross profit as a percentage of net sales for the three months ended March 31, 2015 increased to 22.9% from 17.6% for the three months ended March 29, 2014.

Selling, general and administrative expenses for the three months ended March 31, 2015 were $65.0 million, a $9.5 million increase compared with the three months ended March 29, 2014. The increase was primarily related to the inclusion of Providência, which added an incremental $8.8 million of costs for the period. Other selling general and administrative expenses increased $0.7 million compared with the prior year. Factors that contributed to the increase include higher employee-related expenses as well as increased sponsor-related management fees and costs related to third-party fees and expenses. A majority of these costs were offset by lower costs for freight, a result of exiting the European roofing business during 2014 and an increase in local sales in South America. As a result, selling, general and administrative expenses as a percentage of net sales increased to 14.1% for the three months ended March 31, 2015 from 13.1% for the three months ended March 29, 2014.

Special charges totaled $6.0 million for the first quarter of 2015 and included $2.9 million related to professional fees and other transaction costs associated with our acquisition of Providência as well as Fiberweb integration costs. In addition, we incurred $1.2 million costs related to the relocation of our manufacturing facility in China and $1.0 million of restructuring and plant realignment costs. Special charges totaled $8.7 million for the first quarter of 2014, of which $5.5 million were acquisition and integration related. Restructuring and plant realignment costs were $2.9 million.

Operating income for the first quarter of 2015 was $35.8 million compared with operating income of $12.7 million in the fourth quarter of 2014 and $9.2 million in the first quarter of 2014. The overall increase in operating income was primarily driven by increased profit contribution from acquired businesses, productivity improvements and the benefits from favorable raw material trends on spreads.

Interest expense for the first quarter of 2015 was $27.6 million compared with $17.9 million for the prior year period. The increase is driven by the higher debt balances incurred to finance the acquisition of Providência. Foreign currency and other, net was an expense of $43.9 million during the period. The main driver of the expense related to foreign currency losses on non-operating assets and liabilities, primarily intercompany loans, which impacted South America and Europe as the U.S. dollar strengthened considerably during the quarter. Other items include $2.1 million attributable to the decline in the fair value of certain currency derivatives in place associated with acquisitions. Income tax during the quarter was an expense of $4.5 million and earnings attributable to noncontrolling interests resulted in a loss of $0.3 million.

As a result of the above, the Company reported a net loss attributable to PGI of $40.0 million for the first quarter of 2015 compared with a net loss of $30.9 million for the fourth quarter of 2014 and a net loss of $9.5 million for the first quarter of 2014. Adjusted EBITDA for the first quarter of 2015 was $73.5 million compared with $56.9 for the fourth quarter of 2014 and $48.6 million for the first quarter of 2014. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income attributable to PGI below.

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PGI Reports First Quarter 2015 Results

FINANCIAL METRICS

Net debt (defined as total debt less cash balances) as of March 31, 2015 was $1,314.9 million compared with $1,304.3 million as of December 31, 2014. Capital expenditures for the three months ended March 31, 2015 and March 29, 2014 were $11.0 million and $14.1 million, respectively. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $127.0 million as of March 31, 2015, or 6.9% of annualized net sales, compared with $100.1 million as of December 31, 2014, or 5.0% of annualized net sales.

ABOUT POLYMER GROUP, INC.

Polymer Group, Inc. is a leading global innovator and manufacturer of specialty materials used in infection prevention, personal care and high-performance solutions. With 23 manufacturing locations in 14 countries, an employee base of approximately 4,750 employees and the broadest range of process technologies in the industry, PGI is a global supplier to leading consumer and industrial product manufacturers. PGI's manufacturing facilities are strategically located near many key customers, working closely with them to provide engineered solutions to meet increasing demand for more sophisticated products.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:30 a.m. ET on Friday, May 15, 2015. A live webcast of the conference call and presentation material can be accessed by visiting PGI's investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (877) 703-6102 or (857) 244-7301 and entering the passcode, 85631523. A replay of the conference call will be available until May 22, 2015, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 51072904. After the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in, compliance with, and liabilities under, environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group,

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PGI Reports First Quarter 2015 Results

Inc. with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186
normand@pginw.com

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PGI Reports First Quarter 2015 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Three Months Ended March 31, 2015	Three Months Ended December 31, 2014	Three Months Ended March 29, 2014
Net sales	$461,238	$499,419	$422,584
Cost of goods sold	(355,820)	(407,454)	(348,119)
Gross profit	105,418	91,965	74,465
Selling, general and administrative expenses	(64,989)	(68,781)	(55,534)
Special charges, net	(6,022)	(11,317)	(8,711)
Other operating, net	1,423	813	(1,069)
Operating income (loss)	35,830	12,680	9,151
Other income (expense):
Interest expense	(27,633)	(28,548)	(17,906)
Foreign currency and other, net	(43,923)	(15,457)	4,959
Income (loss) before income taxes	(35,726)	(31,325)	(3,796)
Income tax (provision) benefit	(4,548)	673	(5,700)
Net income (loss)	(40,274)	(30,652)	(9,496)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(316)	273	(16)
Net income (loss) attributable to Polymer Group, Inc.	$(39,958)	$(30,925)	$(9,480)

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PGI Reports First Quarter 2015 Results

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

Unaudited

	March 31, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$160,601	$178,491
Accounts receivable, net	251,881	247,727
Inventories, net	157,016	173,701
Other current assets	95,333	105,897
Total current assets	664,831	705,816

Property, plant and equipment, net	807,244	870,230
Goodwill and intangible assets, net	373,323	399,465
Other noncurrent assets	56,363	59,662
Total assets	$1,901,761	$2,035,173

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$281,908	$321,313
Current portion of long-term debt and short-term borrowings	49,136	49,557
Other current liabilities	18,618	19,853
Total current liabilities	349,662	390,723

Long-term debt	1,426,371	1,433,283
Deferred purchase price	35,998	42,440
Other noncurrent liabilities	102,301	103,347
Total liabilities	1,914,332	1,969,793

Redeemable noncontrolling interest	76,584	89,181

Total equity	(89,155)	(23,801)
Total liabilities and equity	$1,901,761	$2,035,173

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PGI Reports First Quarter 2015 Results

NON-GAAP FINANCIAL MEASURES

We believe that the most directly comparable GAAP measure to Adjusted EBITDA is Net income (loss) attributable to Polymer Group, Inc. The following tables reconcile Net income (loss) attributable to Polymer Group, Inc. to Adjusted EBITDA for the periods presented:

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the Company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the Company’s indentures and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude and certain other items permitted in calculating covenant compliance under the indentures governing the Senior Secured Notes and the Senior Notes and the credit agreements governing the Term Loans and in our ABL Facility. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the Company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

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PGI Reports First Quarter 2015 Results

POLYMER GROUP, INC.
Selected Financial Data
(In Thousands)

Unaudited

	Three Months Ended March 31, 2015	Three Months Ended December 31, 2014	Three Months Ended March 29, 2014
Selected Financial Data
Depreciation and amortization	$28,601	$28,239	$23,580
Amortization of loan acquisition costs	1,654	1,728	1,026
Capital expenditures	11,010	28,648	14,115
U.S. manufacturing line operating lease expense	2,067	2,067	2,067
Non-cash compensation	462	362	561

Special charges, net
Restructuring and plant realignment costs	$1,008	$(533)	$2,912
Acquisition and integration costs	2,909	9,743	5,465
Non-cash impairment charges	—	—	—
Other	2,105	2,107	334
Total	$6,022	$11,317	$8,711

Adjusted EBITDA	Three Months Ended March 31, 2015	Three Months Ended December 31, 2014	Three Months Ended March 29, 2014
The following table reconciles Adjusted EBITDA from the most comparable GAAP measure:
Net income (loss) attributable to Polymer Group, Inc.	$(39,958)	$(30,925)	$(9,480)
Noncontrolling interests	(316)	273	(16)
Interest expense	27,633	28,548	17,906
Income and franchise tax	5,237	167	5,882
Depreciation and amortization	28,601	28,240	23,580
Purchase accounting adjustments	—	(677)	2,537
Non-cash compensation	462	362	561
Special charges, net	6,022	11,317	8,711
Foreign currency and other, net	42,987	15,826	(3,033)
Severance and relocation expenses	1,051	889	1,048
Business optimization expenses	74	131	62
Management, monitoring and advisory fees	1,502	1,138	845
Other	232	1,623	—
Adjusted EBITDA	$73,527	$56,912	$48,603

Note: Prior periods have been adjusted to reflect updated purchase accounting valuations for the Fiberweb acquisition.

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PGI Reports First Quarter 2015 Results

POLYMER GROUP, INC.
Selected Financial Data (Continued)
(In Thousands)

Unaudited

Adjusted EBITDA	Trailing Twelve Months Ended March 31, 2015

Net income (loss) attributable to Polymer Group, Inc.	$(145,775)
Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(4,243)
Interest expense	105,880
Income and franchise tax	(942)
Depreciation and amortization	117,578
Purchase accounting adjustments	4,439
Non-cash compensation	1,832
Special charges, net	56,496
Foreign currency and other, net	78,551
Loss on debt modification	15,725
Severance and relocation expenses	3,545
Business optimization expenses	1,275
Management, monitoring and advisory fees	6,203
Other	3,131
Adjusted EBITDA before contributions from acquisitions and contributions from estimated synergies	243,695
Contributions from acquisitions	3,619
Contributions from estimated synergies	21,235
Adjusted EBITDA (Term Loans)	$268,549

Notes:
Prior periods have been adjusted to reflect updated purchase accounting valuations for the Fiberweb acquisition.
Pro forma Adjusted EBITDA contribution from Providência for pre-acquisition periods have been updated to reflect refined estimates of the impacts of the application of PGI accounting policies.

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